Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of September 28, 2011 (the “Effective Date”), by and between Renewable Energy Group, Inc., a Delaware corporation (the “Company”), and Daniel J. Oh (the “Executive”).

In consideration of the respective agreements and covenants set forth in this Agreement, the receipt of which is hereby acknowledged, the parties intending to be legally bound agree as follows:

AGREEMENTS

1. Employment Period. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for a period (the “Initial Employment Period”) commencing on the Effective Date and ending on December 31, 2014, unless earlier terminated in accordance with Section 3. The Employment Period shall automatically be extended for successive one-year periods (each an “Extension Employment Period” and, collectively with the Initial Employment Period, the “Employment Period”) unless either party hereto gives notice of non-extension to the other no later than 90 days prior to the expiration of the then-applicable Employment Period.

2. Terms of Employment.

(a) Position and Duties.

(1) During the Employment Period, the Executive shall serve as President and Chief Executive Officer and as a Director of the Company and, in so doing, shall have the normal responsibilities, duties and authority associated with such position and such additional customary responsibilities, duties and authority as may be assigned from time to time by the Board of Directors of the Company (the “Board”), subject to the general direction, approval and control of the Board. The Executive shall report to the Board. The Company shall propose that the Executive be appointed or elected to the Board on or as soon as practicable after the Effective Date and, during the Employment Period, the Company shall propose the Executive for re-election to the Board at such times as shall be necessary for Executive to remain as a member of the Board throughout the Employment Period.

(2) During the Employment Period, the Executive agrees to devote his full working time to the business and affairs of the Company and its subsidiaries and to use his best efforts to perform faithfully, effectively and efficiently his duties.

(3) During the Employment Period, the Executive shall not engage in any activities in competition with the Company or its subsidiaries or participate in any business, either as an employee, officer, director, shareholder or contractor, in competition with the Company or its subsidiaries, but instead the Executive agrees to devote the Executive’s full productive time, attention, energy and ability to the furtherance of the Company’s business. Further, during the Employment Period, the Executive agrees not to engage in any other business or profession, directly or indirectly, without the prior written approval of the Board. However, it shall not be a violation of this Agreement for the Executive to (i) manage personal investments;

and (ii) serve on industry trade, civic, or charitable boards or committees or, subject to the prior approval of the Board (which approval shall not be unreasonably withheld), on for-profit corporate boards of directors and advisory committees, as long as the activities set forth in (i) – (ii) do not materially interfere with the performance of the Executive’s duties and responsibilities to the Company. The Board shall be deemed to have approved (1) the Executive’s current position as President of OEI, Inc. and Oh Family Investments, LLC (his family investment companies) and (2) the Executive’s advisory/shareholder position with Adayana, Inc. (formerly ABG).

(b) Compensation.

(1) Base Salary. During the Employment Period, the Executive shall receive an annualized base salary (“Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company, in an amount equal to $450,000. The Board (or the Compensation Committee thereof) shall review the Base Salary on an annual basis and, in its sole discretion, may at any time increase the amount of the annual Base Salary as it may deem appropriate, and the term “Base Salary,” as used in this Agreement, shall refer to the Base Salary as it may be so increased.

(2) Annual Bonus. During the Employment Period, the Executive shall be eligible for an annual bonus (the “Annual Bonus”) pursuant to the terms and conditions of an annual bonus plan for executive officers (as amended from time to time, the “Incentive Plan”). Based upon attainment of performance goals predetermined by the Board, the Executive shall be entitled to an Annual Bonus payment at a target level of at least seventy-five (75) percent of the Executive’s Base Salary in effect on the 90th day after the first day of the performance period (the “Target Annual Bonus”); provided that the Target Annual Bonus for the performance period ending December 31, 2011 shall be $244,688. The Incentive Plan will provide that a portion of the Target Bonus as determined under the Plan will be paid subject to a minimum percentage of such performance goals being reached (the “Annual Bonus Threshold”). Each such Annual Bonus shall be paid in cash within two and one-half (2 1/2) months after the end of the Company’s fiscal year with respect to which such Annual Bonus relates; provided, that, if the Company determines to pay bonuses to its executive officers generally in a combination of cash and equity, the Company may pay the Annual Bonus to Executive in the same proportion of cash and equity as it so pays such other executive officers; provided further that if any such equity is taxable upon grant but cannot at such time be sold by the Executive on an established securities market, the cash portion so paid shall be sufficient to pay all of Executive’s Federal and state income taxes with respect to the Annual Bonus assuming Executive is taxed at the maximum combined Federal and state individual tax rates. For purposes of this Section 2(b)(2) equity shall mean common stock or an equity award (such as a grant of restricted stock, restricted stock award, stock option or stock appreciation right) having a fair market value (as reasonably determined by the Board) at least equal to the amount of the Annual Bonus being paid as equity.

(3) Equity Awards.

(i) Restricted Stock Units. On the Effective Date, the Company will grant the Executive an award of Restricted Stock Units (the “RSUs”) with respect to one million shares of the Company’s common stock (the “Stock”) pursuant to the Company’s Amended and Restated 2009 Stock Incentive Plan (the “Plan”) and the terms and conditions of an RSU agreement in a form approved by the Board consistent with the terms described in this Section 2(b)(3)(i). One-half of the RSUs (i.e., the grant with respect to 500,000 shares) shall become vested in installments of 25% each on December 31 of each of 2011, 2012, 2013 and 2014, subject only to Executive remaining employed on the respective vesting date, and the remaining one-half of the RSUs shall become vested in installments of 25% each on December 31 of each of 2012, 2013, 2014 and 2015, subject to (i) achievement of the Annual Bonus Threshold for the year then ended (provided, that if the performance goal is not reached with respect to any year, the Executive shall vest with respect to the 25% installment that did not vest in that year on December 31 of 2016, 2017 or 2018 if the Annual Bonus Threshold is reached with respect to the year then ended) and (ii) the Executive’s continued employment with the Company through the respective vesting date. The shares of Stock, subject to the RSUs shall be issued to the Executive upon the date of vesting, subject to applicable withholding taxes.

(ii) Stock Appreciation Rights. On the earlier of (x) the date of pricing of shares of Stock offered pursuant to a registered initial public offering which closes (an “IPO”), (y) the listing of the Company’s Stock on the NASDAQ Stock Exchange, the New York Stock Exchange or another major securities exchange (a “Listing”), whether accomplished through original application, reverse merger or otherwise and (z) September 30, 2012 (the “Date of Grant”), the Company will grant the Executive stock appreciation rights (“SARs”) with respect to 1,000,000 shares of Stock pursuant to the Plan and the terms and conditions of an SAR agreement in a form approved by the Board consistent with the terms described in this Section 2(b)(3)(ii). These SARs shall become vested and exercisable with respect to 25% of the shares of Stock covered thereunder on each of the first four anniversaries following the Date of Grant, subject to the Executive’s continued employment with the Company through the respective vesting date. Upon exercise of any SARs, the Executive shall be entitled to receive payment as provided under the Plan in shares of Common Stock (or, only if determined in the sole discretion of the Board, cash or a combination of cash and Stock). The SARs shall cease to be exercisable on the earliest of (i) the tenth anniversary of the Date of Grant, (ii) one year following the termination of the Executive’s employment by reason of death or Disability, (iii) 90 days following any other termination of the Executive’s employment other than for Cause and (iv) immediately prior to the termination of Executive’s employment for Cause. The exercise price with respect to the SARs shall be, (i) if the triggering event for the issuance of the SARs is an IPO, the initial price to the public of the Stock in the IPO, (ii) if the triggering event for the issuance of such SAR is a Listing, the volume weighted average trading price of the Stock for the first [10] trading days the Stock is so listed and (iii) otherwise, the fair market value of the Stock as determined by the Board in good faith on the basis of an independent valuation prepared by Grant Thornton LLP or another independent valuation firm mutually selected by the Company and the Executive as of the applicable date of grant. All share numbers herein relating to the issuance of SARs or RSUs shall be appropriately adjusted for stock splits, stock dividends, stock combinations, reclassifications or similar changes applicable to the Stock pursuant to Section 4(c) of the Plan.

(iii) Tax Withholding. If requested by the Executive, and if the Board consents, which consent shall not be unreasonably withheld, the Company shall withhold shares that would otherwise be issued upon vesting of the RSUs or the exercise of the SARs to cover applicable withholding taxes, in either case equal to the greatest number of whole shares having a fair market value (as defined in the Plan) on the date immediately preceding the date on which the applicable tax liability is determined not in excess of the minimum amount required to satisfy the statutory withholding tax obligations with respect to the award.

(iv) Other Awards. In addition to the RSUs and SARs, the Executive shall be eligible to participate in annual grants under the Company’s equity incentive programs consistent with such long-term incentive grant guidelines as may established by the Board from time to time. Such awards, if any, shall provide the Executive or his estate with at least one year to exercise the award (if applicable) following the termination of the Executive’s employment by reason of death or Disability (but not longer than the original term of the award) and at least 90 days to exercise the award (if applicable) following the termination of the Executive’s employment for any other reason, other than a termination by the Company for Cause (but not longer than the original term of the award).

(4) Employee Benefits. During the Employment Period, the Executive and the Executive’s family, as applicable, shall be entitled to participate in all employee benefit plans, practices, policies and programs of the Company and its subsidiaries which are made available generally to other senior executive officers of the Company (and, for the avoidance of doubt, such plans, practices, policies or programs shall not include any plan, practice, policy or program which provides benefits in the nature of severance or continuation pay).

(5) Vacation. During the Employment Period, the Executive shall be entitled to four weeks of vacation time per year.

(6) Fringe Benefits. During the Employment Period, the Executive shall be entitled to an appropriate automobile to be provided by the Company and made available for business and personal use, subject to taxable benefit computed and added to compensation for commuting expense, and reimbursement at IRS rates for personal miles (other than commuting) over five hundred (500 miles) per month, and in addition shall be entitled to such other fringe benefits as are made available generally to other senior executive officers of the Company.

(7) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business-related expenses incurred by the Executive in accordance with the Company’s policies, practices and procedures, as adopted or amended from time to time. Notwithstanding any provision of this Agreement to the contrary, the amount of expenses for which the Executive is eligible to receive reimbursement during any calendar year shall not affect the amount of expenses for which the Executive is eligible to receive reimbursement during any other calendar year during the Employment Period. Reimbursement of expenses under this Section 2(b)(7) shall be made in accordance with Company policy. The Executive is not permitted to receive a payment or benefit in lieu of reimbursement under this Section 2(b)(7).

(8) Location. During the Employment Period, the Executive shall be based at the Company’s corporate headquarters.

3. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), the Company may give to the Executive written notice in accordance with Section 11(c) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to perform, with or without reasonable accommodation, the essential functions of his position. For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform, with or without reasonable accommodation, the essential functions of his position hereunder for a period of 180 consecutive days (or 270 days within any period of 18 consecutive months) due to mental or physical incapacity, as determined by mutual agreement of a physician selected by the Company or its insurers and a physician selected by the Executive; provided, however, if the opinion of the Company’s physician and the Executive’s physician conflict, the Company’s physician and the Executive’s physician shall together agree upon a third physician, whose opinion shall be binding.

(b) Cause. The Company may terminate the Executive’s employment at any time during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean (1) the Executive’s conviction of, or plea of nolo contendere to, any fraudulent or felony offense, excluding minor traffic or similar offenses, which reflects conduct or character that the Board reasonably and in good faith determines is inconsistent with continued employment, (2) the Executive’s willful misconduct with regard to the Company or a subsidiary thereof having a material and demonstrable adverse effect on the Company and its subsidiaries, taken as a whole, or the commission by the Executive of an act of fraud, embezzlement, misappropriation of property or breach of fiduciary duty against the Company or a subsidiary thereof (other than acts, such as making personal use of Company office supplies, as have only a de minimis effect on the Company and its subsidiaries, taken as a whole), (3) a willful breach by the Executive of the Executive’s obligations under Section 2(a) or failure to comply with the Company’s written policies and procedures (other than as a result of physical or mental incapacity) which in either case constitutes material nonperformance by the Executive of his obligations and duties thereunder, which the Executive has failed to remedy after the Board has given the Executive written notice of, and a reasonable opportunity to cure, such breach, (4) the Executive’s failure to adhere to, or to carry out, in any material respect, any legal and proper directive of the Board (other than any such failure resulting from the Executive’s physical or mental incapacity), after receipt of written notice from the Board and a reasonable opportunity to cure such non-adherence or failure to act, (5) the Executive’s unlawful use (including being under the influence) or possession of illegal drugs, or (6) a material breach by the Executive of Sections 6, 7, 9 or 10 of this Agreement which, if curable (as reasonably determined by the Board), the Executive has failed to remedy after the Board has given the Executive written notice of, and a reasonable opportunity to cure, such breach. The termination of the Executive’s employment shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a written determination provided by Board (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraphs (1), (2), (3), (4), (5) or (6) above, and specifying the particulars thereof in reasonable detail. For purposes of this Agreement, any act, or failure to act, on the Executive’s part shall not be considered willful if done, or admitted to be done, by the Executive in good faith and in the reasonable belief that the Executive’s act or failure to act was in Company’s best interests. Any act, or failure to act, based upon authority granted pursuant to a duly adopted Board resolution or written advice of Company counsel (provided that the Executive has in good faith provided to such counsel in all material respects accurate and truthful facts necessary for such counsel to provide such written advice) shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the Company’s best interests. For purposes of this Agreement, “without Cause” shall mean a termination by the Company of the Executive’s employment prior to the end of the Employment Period at the Company’s sole discretion for any reason other than a termination based upon Cause, death or Disability.

(c) Good Reason. The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason or without Good Reason; provided, however, that the Executive agrees not to terminate his employment for Good Reason unless (x) the Executive has given the Company written notice of his intent to terminate his employment for Good Reason, which notice is delivered within 90 days after the Executive has become aware of the facts or circumstances claimed to provide the basis for such termination and otherwise complies with Sections 3(e) and 3(f), and (y) the Company has not remedied such facts and circumstances constituting Good Reason within 30 days after the receipt of such notice. For purposes of this Agreement, “Good Reason” shall mean: (1) a material breach by the Company of its obligations under this Agreement (including its obligations under Section 2 hereof); (2) a material diminution of the Executive’s responsibilities, duties or authority as President and Chief Executive Officer (provided that for this purpose, the Executive’s authority, duties and responsibilities will not be deemed to be materially diminished if following a Change of Control (as defined in the Plan) the Executive retains the same authority, duties and responsibilities with respect to the Company business or the business with which such business is operationally merged or subsumed (as, for example, where the Executive remains the Chief Executive Officer of the Company as the surviving entity following a Change of Control, but is not made the Chief Executive Officer of the acquirer), unless such diminution is mutually agreed between the Executive and the Company, (3) a material diminution of the Executive’s base compensation or Target Annual Bonus opportunity, which, for the avoidance of doubt, does not mean the amount of the Annual Bonus or equity opportunity paid; (4) Executive not being elected or appointed to the Board within 15 days after the Effective Date or not being reelected to the Board or (5) the relocation of the Company’s headquarters, without his consent, to a location that is in excess of 50 miles from its current location in Ames, Iowa. Such termination by the Executive shall not preclude the Company from terminating the Executive’s active service prior to the Date of Termination (as defined below) established by the Executive’s Notice of Termination (as defined below.

(d) Non-Extension of the Employment Period. The Executive’s employment may be terminated at the end of the applicable Employment Period upon either party delivering notice of non-extension to the other pursuant to Section 1. For the avoidance of doubt, non-extension of the Employment Period by either party shall not constitute termination by the Company without Cause.

(e) Notice of Termination. Any termination by the Company for Cause or without Cause or because of the Executive’s Disability, or by the Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(c). For purposes of this Agreement, a “Notice of Termination” means a written notice which (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (3) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than 30 days after the giving of such notice). The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason, as applicable, shall not waive any right of the Company or the Executive under this Agreement or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights under this Agreement.

(f) Date of Termination. “Date of Termination” means (1) if the Executive’s employment is terminated by the Company for Cause or without Cause, or by the Executive for Good Reason or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Sections 3(c) or 3(e), as the case may be, or (2) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

(g) Resignation on Termination. On termination of his employment, regardless of the reason for such termination, the Executive shall be deemed to have immediately (and with contemporaneous effect) resigned any directorships, offices or other positions that he may hold in the Company or any affiliate, unless otherwise agreed in writing by the parties.

4. Obligations of the Company upon Termination.

(a) For Cause; Without Good Reason; Other Than for Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment for Cause or the Executive resigns from his employment without Good Reason, and the termination of the Executive’s employment in any case is not due to his death or Disability, the Executive shall forfeit all rights to any Annual Bonus for the fiscal year in which the termination of employment occurs, and the Company shall have no further severance or other compensation obligations to the Executive or his legal representatives, other than (1) for the payment, in a lump sum in cash within thirty (30) days after the Date of Termination (or such earlier date as required by applicable law), of that portion of the Executive’s Annual Base Salary accrued through the Date of Termination to the extent not previously paid, any Annual Bonus earned during the prior fiscal year but not yet paid to the Executive, any incurred but unreimbursed expenses owed to the Executive in accordance with the Company’s policy or this Agreement, and any accrued but unused vacation pay owed to the Executive in accordance with the Company’s policy (the “Accrued Obligations”) and (2) for the payment of any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (the “Other Benefits”).

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall have no further severance or other compensation obligations to the Executive or Executive’s legal representatives, other than for payment of: (1) in a lump sum in cash within thirty (30) days after the Date of Termination (or such earlier date as required by applicable law), the Accrued Obligations; (2) an amount equal to the product of (i) the fraction of the current fiscal year that has elapsed through the date of the Executive’s termination and (ii) the Board-approved Annual Bonus payout for the Executive for such fiscal year based on actual performance for such fiscal year (the “Pro-Rata Bonus”), payable at the time the Annual Bonus would have been paid to the Executive had he remained employed through the end of such fiscal year, provided that for purposes of determining the amount of the Pro Rata Bonus when termination of employment is by reason of death, any individual performance objectives shall be deemed achieved at the target level; and (3) the Other Benefits.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company shall have no further severance or other compensation obligations to the Executive or his legal representatives, other than for payment of: (1) in a lump sum in cash within thirty (30) days after the Date of Termination (or such earlier date as required by applicable law), the Accrued Obligations; (2) the Pro-Rata Bonus, payable at the time the Annual Bonus would have been paid to the Executive had he remained employed through the end of the fiscal year in which the termination occurs, provided that for purposes of determining the amount of the Pro Rata Bonus when termination of employment is by reason of Disability, any individual performance objectives shall be deemed achieved at the target level; and (3) the Other Benefits.

(d) Without Cause; For Good Reason; Non-Extension. If the Executive’s employment is terminated by the Company without Cause, or if the Executive resigns for Good Reason before the end of the Employment Period, or if termination of employment results from the non-extension of the Employment Period by the Company and the Date of Termination is at the end of the Initial Employment Period or an Extension Employment Period, the Company shall have no further severance or other compensation obligations to the Executive or his legal representatives, other than for payment of: (1) in a lump sum in cash within thirty (30) days after the Date of Termination (or such earlier date as required by applicable law), the Accrued Obligations; (2) a severance payment (“Severance Payment”), equal to the Executive’s Base Salary as of the Date of Termination times the applicable Severance Period (expressed in years or fractions thereof), which shall be paid in equal installments in accordance with the customary payroll practices of the Company over a period of the applicable Severance Period unless a lump sum payment shall be required as provided below; (3) the Pro-Rata Bonus, payable at the time the Annual Bonus would have been paid to the Executive had he remained employed through the end of the fiscal year in which the termination occurs; (4) during the portion of the Severance Period that the Executive is eligible to elect and does elect to continue coverage for himself and his eligible dependents under the Company’s group health plans, as applicable, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and/or Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (collectively, “COBRA”), the Company shall continue to offer to provide medical and dental coverage to the Executive as required by COBRA and, to the extent permitted by the Patient Protection and Affordable Care Act of 2010, the Company shall promptly reimburse the Executive for the premium costs charged to the Executive for such COBRA continuation coverage; provided, however, that such COBRA coverage shall terminate if and to the extent the Executive becomes eligible to receive comparable medical and dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Company by the Executive); (5) outplacement/job placement support and services suitable to his position (but at a cost not exceeding Thirty Thousand Dollars ($30,000.00) in the aggregate) through a professional services firm focused on placing executives, for a period of up to twelve (12) months from the Date of Termination, from a firm designated by the Executive, subject to the approval of the Company (which approval shall not be unreasonably withheld); and (6) the Other Benefits. In addition, if the Executive’s employment terminates pursuant to this Section 4(d) on or within 18 months after a Change of Control, all equity-based compensation awards held by the Executive shall become fully vested and/or exercisable. The applicable severance period (the “Severance Period”) shall be one year; provided, that (i) if the Company has completed an IPO or a Listing prior to the Date of Termination, such period shall be extended to one and one-half years following the Date of Termination, subject to the automatic termination of such extended Severance Period upon the date that the Executive engages in any activity described in Section 9 that would constitute a material breach of Section 9, regardless of whether the restrictions of Section 9 are then in effect, and upon such automatic termination, the Company may discontinue the Severance Payment to the Executive and seek repayment from the Executive of any Severance Payment paid to him during the period of time commencing on the date that the Executive engaged in such activity (without limiting the remedies available to the Company during the period of time that the restrictions of Section 9 are in effect), and (ii) such period shall be one-half year (i.e., six months) if termination of employment results from the non-extension of the Employment Period by the Company and the Date of Termination is at the end of the Initial Employment Period or an Extension Employment Period. The Severance Payment provided under clause (2) of this Section 4(d) shall be paid in a lump sum if a Change of Control has occurred prior to or on the Date of Termination (provided that if the severance payment is considered “nonqualified deferred compensation” subject to Section 409A of the Code, then to the extent necessary to avoid the imposition of additional taxes under Section 409A, the severance payment shall be made in a lump sum only if the Change of Control would be considered a “change of control” as defined under Code Section 409A(a)(2)(A)(v) and the Date of Termination is within two years after the Change of Control).

(e) Release. The obligation of the Company to pay any portion of the amounts due pursuant to Section 4 (other than the Accrued Obligations and Other Benefits) shall be expressly conditioned on the Executive’s (1) execution (and, if applicable, non-revocation) of a full general release in substantially the form attached hereto as Exhibit A and in accordance with Section 11(m)(3) (the “Release”), releasing all claims, known or unknown, that the Executive may have against the Company and its affiliates, including those arising out of or in any way related to the Executive’s employment or termination of employment with the Company or holding of any securities of the Company and (2) continued compliance with the requirements of Sections 6, 7, 9 and 10.

5. Full Settlement, Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. Neither the Executive nor the Company shall be liable to the other party for any damages for breach of this Agreement in addition to the amounts payable under Section 4 arising out of the termination of the Executive’s employment prior to the end of the Employment Period; provided, however, that the Company shall be entitled to seek damages from the Executive for any breach of Sections 6, 7, 9 or 10 by the Executive or for the Executive’s criminal misconduct.

6. Confidential Information.

(a) The Executive acknowledges that the Company has trade, business and financial secrets and other confidential and proprietary information (collectively, the “Confidential Information”). Confidential information includes, but is not limited to, sales materials, technical information, strategic information, business plans, processes and compilations of information, records, specifications and information concerning customers or venders, customer lists, and information regarding methods of doing business. As defined herein, Confidential Information shall not include information that is generally available to other persons or entities or is available to Executive from a person not known by the Executive to be bound by a confidentiality agreement to the Company or any of its subsidiaries.

(b) The Executive acknowledges that the Confidential Information has been developed or acquired by the Company through the expenditure of substantial time, effort and money and provides the Company with an advantage over competitors who do not know or use such Confidential Information.

(c) During and following the Executive’s employment by the Company, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any Confidential Information except to the extent authorized in writing by the Board or compelled by legal process, other than to an employee of the Company or a person to whom the Executive in good faith believes disclosure is necessary or appropriate in connection with the performance by the Executive of his duties as an employee of the Company or any subsidiary thereof. The Executive agrees to use reasonable efforts to give the Company notice of any and all attempts to compel disclosure of any Confidential Information, in such a manner so as to provide the Company with written notice at least five (5) days before disclosure or within one (1) business day after the Executive is informed that such disclosure is being or will be compelled, whichever is later. Such written notice shall include a description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the information is to be disclosed, and shall contain a copy of the subpoena, order or other process used to compel disclosure.

(d) The Executive further agrees not to use any Confidential Information for other than for the benefit of the Company.

(e) As used in this Section 6 “Company” shall include Renewable Energy Group, Inc. and any affiliates controlled by it.

7. Surrender of Materials Upon Termination. All records, files, documents and materials, or copies thereof, relating to the Company’s and its affiliates’ business which the Executive shall prepare, or use, or be provided with as a result of his employment with the Company, shall be and remain the sole property of the Company or its subsidiaries, as the case may be, and shall be returned promptly by the Executive to the owner upon termination of the Executive’s employment with the Company. The Executive shall be entitled to retain his telephone, address and other contact directories and his personal copies of materials (such as public disclosure documents and press releases) that contain information that has been made available by the Company or its subsidiaries and do not contain Confidential Information.

8. Successors. The Company shall assign its rights under this Agreement to any successor to all or substantially all the assets of the Company, by merger or otherwise, including a company formed to hold the company, but no such assignment shall relieve the Company of its obligations hereunder if such successor fails to perform. The rights and obligations of the Executive under this Agreement may not be assigned or encumbered by the Executive, voluntarily or involuntarily, during his lifetime, and any such purported assignment shall be void. However, all rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive hereunder shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs and representatives.

9. Non-Competition; Non-Solicitation; Non-Disparagement.

(a) During his employment by the Company, including the Employment Period, the Company shall provide the Executive with Confidential Information of the Company as described in Section 6. Accordingly, in consideration for the Company’s commitment to provide Confidential Information to the Executive and all of the other benefits to be provided to Executive during the Employment Period, and in the case of the Executive’s termination pursuant to Section 4(d), in consideration for the Severance Payment, and in order to protect the value of the Confidential Information to the Company, the Executive agrees that during the Term of Non-Competition (as defined below) or the Term of Non-Solicitation (as defined below), whichever is longer, he will not directly or indirectly use or disclose for any reason whatsoever any Confidential Information obtained by reason of his employment with the Company or any predecessor, except for disclosure which the Executive in good faith believes is necessary or appropriate connection with the performance by the Executive of his duties as an employee of the Company. The obligations of the Executive set forth in the preceding sentence and elsewhere in this Section 9 are in addition to, and not in lieu of, the obligations of the Executive set forth in Section 6 of this Agreement. The “Term of Non-Competition” shall be defined as that term beginning on the Effective Date and continuing until the later of (i) the six-month anniversary of the Date of Termination, or (ii) if the Executive is entitled to receive a Severance Payment under Section 4, the expiration of the applicable Severance Period (commencing on the Date of Termination) used to calculate the amount of the Executive’s Severance Payment under Section 4(d)(2)), but in no event later than the 12-month anniversary of the Date of Termination. “The Term of Non-Solicitation” shall be defined as that term beginning on the Effective Date and continuing until the two-year anniversary of the Date of Termination.

(b) The Executive acknowledges and agrees that the restrictions set forth in this Section 9(b) are reasonably necessary to protect the Confidential Information which the Company commits to provide him during his employment by the Company. The Executive further acknowledges and agrees that the Company’s business is conducted in a highly competitive market. Accordingly, the Executive agrees that to his knowledge he will not (other than for the benefit of the Company or its subsidiaries pursuant to this Agreement), directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner or in any capacity whatsoever (1) during the Term of

Non-Competition, (i) engage in a Competing Business (as defined below) or (ii) solicit, divert or take away any customers or customer leads, suppliers or actual or prospective strategic partners (as of the Termination Date) of the Company, with respect to a Competing Business; provided, that this clause (1) shall not prohibit the Executive from owning less than 3% of the equity of a publicly-held company; or (2) during the Term of Non-Solicitation hire, attempt to hire, or contact or solicit with respect to hiring any key employee of the Company and/or its subsidiaries; provided, that clauses (1) and (2) shall not prohibit general advertisements or other communications in any media or any online or other public services or facilities not targeted specifically at employees or customers of the Company and/or its subsidiaries or the use of a search firm not directed to target the employees of the Company or its subsidiaries.

(c) For the purposes of this Section 9, “Competing Business” shall mean a business engaged in the manufacture, development, sale or marketing of biodiesel or renewable diesel or any other product (1) actively manufactured, developed, sold or marketed by the Company during the Employment Period, so long as it remains so manufactured, developed, sold or marketed by the Company or (2) which the Company has taken, and continues to take, substantial steps to manufacture, develop, sell or market as of the Date of Termination, in the United States or in any other geographical area in which the Company conducts, or has taken substantial steps to conduct, business on the Date of Termination. For the avoidance of doubt, employment with, or other provision of services to, an entity or other person that engages in Competing Business shall not constitute the engagement by Executive in a Competing Business so long as Executive is not involved, directly or indirectly, in activities constituting a Competing Business.

(d) During the Term of Non-Competition, the Executive will not use the Executive’s access to, knowledge of, or application of Confidential Information to perform any duty for any Competing Business; it being understood and agreed to that this Section 9(d) shall be in addition to and not be construed as a limitation upon the covenants in Section 9(b) hereof.

(e) During the Employment Period and at all times following the Executive’s termination of employment with the Company, the Executive shall not disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, owners or employees, either orally or in writing, and none of the Company or its Board or executives shall disparage the Executive orally or in writing at any time or authorize or encourage others to disparage the Executive; provided, that either party may confer in confidence with its legal representatives and make truthful statements as required by law.

(f) The Executive acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company and the confidentiality of its Confidential Information and to protect the other legitimate business interests of the Company.

(g) If any court determines that any portion of this Section 9 is invalid or unenforceable, the remainder of this Section 9 shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Section 9, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

(h) The Executive’s covenant under this Section 9 of the Agreement shall be construed as an agreement independent of any other provision of this Agreement; and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of this covenant.

(i) Before Executive accepts employment with any other person or entity during the Severance Period, he will provide the Company with written notice of the identity and business of such prospective employer.

(j) As used in this Section 9, “Company” shall include Renewable Energy Group, Inc. and any affiliates controlled by it.

10. Inventions; Assignment.

(a) All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Company’s business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during the Employment Period, either alone or with others and during work hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. The Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

(b) The Executive attaches hereto, concurrently with the execution of this Agreement, an itemized list and brief description of all patents and patented information owned by Executive relating to the business of the Company and obtained by the Executive prior to the Executive’s employment with the Company, if any exist, and which are to be excluded from this Agreement.

(c) As used in this Section 10, “Company” shall include Renewable Energy Group, Inc. and any affiliates controlled by it.

11. Miscellaneous.

(a) Construction. This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (1) the plural includes the singular and the singular includes the plural; (2) “and” and “or” are each used both conjunctively and disjunctively; (3) “any,” “all,” “each,” or “every” means “any and all”, and “each and every” (4) “includes” and “including” are each “without limitation”; (5) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (6) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(b) Definitions. As used in this Agreement, “affiliate” means, with respect to a person, any other person controlling, controlled by or under common control with the first person; the term “control,” and correlative terms, means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person; and “person” means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Renewable Energy Group, Inc.
416 S. Bell Avenue
Ames, Iowa 50010
Attention: Chairman of the Board

With a copy to:

If to the Executive:	to him at his most recent address in the Company’s records

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(e) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f) No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

(g) Equitable and Other Relief. The Executive acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Sections 6, 7, 9, or 10 by the Executive and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of Sections 6, 7, 9, or 10 by the Executive. In addition to the remedies the Company may have at law or in equity, a material violation of Sections 6, 7, 9, or 10 herein will entitle the Company at its sole option to discontinue the Severance Payment to the Executive, and to seek repayment from the Executive of any Severance Payment paid to him by the Company during the period of time the Executive was in material violation of Sections 6, 7, 9, or 10. No action taken by the Company under this Section 11(g) shall affect the enforceability of the Release executed by the Executive pursuant to Section 4(e).

(h) Complete Agreement. The provisions of this Agreement constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous oral and written agreements, term sheets, representations and understandings of the parties, which are hereby terminated. Other than expressly set forth herein, the Executive and Company acknowledge and represent that there are no other promises, terms, conditions or representations (or written) regarding any matter relevant hereto. Without limiting the generality of the foregoing, the provisions of Sections 6, 7, 9 and 10 shall replace and supersede any agreement, understanding, policy or procedure relating to the subject matter thereof. This Agreement may be executed in two or more counterparts.

(i) Arbitration. The Company and the Executive agree to the resolution by binding arbitration of all claims, demands, causes of action, disputes, controversies or other matters in question (“claims”) whether or not arising out of this Agreement or the Executive’s employment (or its termination), whether sounding in contract, tort or otherwise and whether provided by statute or common law, that the Company may have against the Executive or that the Executive may have against the Company or its parents, subsidiaries and affiliates, and each of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise; except that this agreement to arbitrate shall not limit a party’s right to seek provisional equitable relief, including injunctive relief and specific performance, in a court of competent jurisdiction to prevent or cure a breach of this Agreement. Claims covered by this agreement to arbitrate also include claims by the Executive for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin or any other factor) and retaliation The Company and the Executive agree that any arbitration shall be in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or such other rules of the AAA as applicable to the claims being arbitrated. If a party refuses to honor its obligations under this agreement to arbitrate, the other party may compel arbitration in either federal or state court. The arbitrator shall apply the substantive law of the State of Iowa (excluding Iowa choice-of-law principles that might call for the application of some other state’s law), or federal law, or both as applicable to the claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this agreement to arbitrate, including any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. The parties agree that venue for arbitration will be in Des Moines, Iowa, and that any arbitration commenced in any other venue will be transferred to Des Moines, Iowa, upon the written request of any party to this Agreement. The Company shall bear the costs payable to the AAA and the fees and other costs of the arbitrator. Any and all of the arbitrator’s orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by, any federal or state court having jurisdiction. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties; provided, that any party may make any disclosure that shall be required by law after reasonable consultation with the other party. THE EXECUTIVE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, THE EXECUTIVE IS WAIVING ANY RIGHT THAT THE EXECUTIVE MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY EMPLOYMENT-RELATED CLAIM THAT THE EXECUTIVE MAY ALLEGE.

(j) Survival. Sections 4, 6, 7, 8, 9, 10, and 11 of this Agreement shall survive the termination of this Agreement.

(k) Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa without reference to principles of conflict of laws of Iowa or any other jurisdiction, and, where applicable, the laws of the United States.

(l) Amendment. This Agreement may not be amended or modified at any time except by a written instrument approved by the Board and executed by the Company and the Executive.

(m) Section 409A.

(1) General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or guidance that may be issued after the Effective Date (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that the Company or the Executive determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A, the parties shall (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that are necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement and to preserve the economic benefits of this Agreement and/or (ii) take such other actions that are necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid or minimize the application of penalty taxes thereunder. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of its affiliates, employees or agents.

(2) Separation from Service under Section 409A. Notwithstanding any provision to the contrary in this Agreement:

(i) no amount shall be payable pursuant to Section 4 unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations;

(ii) if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement or otherwise, including, without limitation, any portion of the additional compensation awarded pursuant to Section 4, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (1) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A of the Code) or (2) the date of the Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 11(m)(2)(ii) shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein;

(iii) the determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto);

(iv) for purposes of Section 409A, the Executive’s right to receive installment payments pursuant to Section 4 shall be treated as a right to receive a series of separate and distinct payments; and

(v) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, (x) such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred, (y) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and the amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year, and (z) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(3) Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) due under this Agreement as a result of the Executive’s termination of employment are subject to the Executive’s execution and delivery of a Release, (i) the Company shall deliver the Release to the Executive within ten (10) business days following the Date of Termination, (ii) if the Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes his acceptance of the Release thereafter, the Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (iii) in any case where the Date of Termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to the Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 11(m)(3), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to the Executive, or, in the event that the Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of the Executive’s termination of employment are delayed pursuant to this Section 11(m)(3), such amounts shall be paid in a lump sum on the first payroll date following the date that the Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 11(m)(3)(iii), on the first payroll period to occur in the subsequent taxable year, if later.

(n) Legal Fees. The Company shall reimburse the Executive for any reasonable legal fees and expenses incurred by the Executive in connection with the review of this Agreement and any documents ancillary thereto, in an amount not to exceed $30,000.

(o) Indemnification and Insurance. The Company shall indemnify the Executive to the full extent provided for in its corporate charter, Bylaws or any other indemnification policy or procedure applicable to the Company and to the maximum extent that the Company indemnifies any of its other directors and senior executive officers, and he will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and senior executive officers against all costs, charges, liabilities and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its affiliates or his serving or having served any other enterprise, plan or trust as a director, officer, employee or fiduciary at the request of the Company or any of its affiliates (other than any dispute, claim or controversy arising under or relating to this Agreement (except for this Section 11(o))). The Company will enter into an indemnification agreement with the Executive in the standard form that it has or will adopt for the benefit of its other directors and senior executive officers from time to time. The provisions of this Section 11(o) shall survive any termination of the Executive’s employment or any termination of this Agreement.

(p) Section 280G. In the event that it shall be determined that any payment or distribution to or for the benefit of the Executive under this Agreement or under any other Company plan, contract or agreement would, but for the effect of this Section 11(p), be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (collectively, such excise tax, together with any such interest or penalties, the

“Excise Tax”), then in the event that the after-tax value of all Payments (as defined below) to the Executive (such after-tax value to reflect the deduction of the Excise Tax and all income or other taxes on such Payments) would, in the aggregate, be less than the after-tax value to the Executive of the Safe Harbor Amount (as defined below), (1) the cash portions of the Payments payable to the Executive under this Agreement shall be reduced, in the reverse order in which they are due to be paid, until the Parachute Value (as defined below) of all Payments paid to the Executive, in the aggregate, equals the Safe Harbor Amount, and (2) if the reduction of the cash portions of the Payments, payable under this Agreement, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then any cash portions of the Payments payable to the Executive under any other plans shall be reduced, in the reverse order in which they are due to be paid, until the Parachute Value of all Payments paid to the Executive, in the aggregate, equals the Safe Harbor Amount, and (3) if the reduction of all cash portions of the Payments, payable pursuant to this Agreement and otherwise, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then non-cash portions of the Payments shall be reduced, in the reverse order in which they are due to be paid, until the Parachute Value of all Payments paid to the Executive, in the aggregate, equals the Safe Harbor Amount. As used herein, (x) “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise, (y) “Safe Harbor Amount” shall mean 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code, and (z) “Parachute Value” of a Payment shall mean the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code for purposes of determining whether and to what extent the Excise Tax will apply to such Payment. All calculations under this section shall be made reasonably by such accounting or consulting firm as selected by the mutual agreement of the Company and the Executive , at the Company’s expense.

(q) Executive Acknowledgment. The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representatives or promises made by the Company other than those contained or referenced in writing herein, and has entered into this Agreement freely based on his own judgment.

[signature page follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE:

/s/ Daniel J. Oh
Daniel J. Oh

RENEWABLE ENERGY GROUP, INC. a Delaware corporation

By: /s/ Jeffrey Stroburg
Name: Jeffrey Stroburg
Title: Chairman

EXHIBIT A

AGREEMENT AND GENERAL RELEASE

Renewable Energy Group, Inc. (the “Company” and together with its affiliates, divisions, successors and assigns, and the current and former employees, officers, directors, trustees, representatives and agents thereof, in such capacities, collectively the “Business Parties”) and Daniel J. Oh (the “Executive” and together with his heirs, executors, administrators, successors and assigns, collectively the “Releasing Party”), have entered into this agreement and general release (this “Agreement and General Release”) and agree as follows:

1. Last Day of Employment. The Executive’s last day of employment with the Company is [date]. Effective as of [date], the Executive will not be eligible for any benefits or compensation after [date], other than as specifically provided in Section 4 of that certain Employment Agreement between the Company and Executive dated as of September __, 2011 (the “Employment Agreement”), and his right to indemnification and directors and officers liability insurance under Section 11(o) of the Employment Agreement or otherwise. The Executive further acknowledges and agrees that, after [date], he will not represent himself as being a director, employee, officer, trustee, agent or representative of the Company for any purpose. In addition, effective as of [date], the Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any benefit plans of the Company. These resignations will become irrevocable as set forth in Section 3 below.

2. Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 4(e) of the Employment Agreement.

3. Revocation. The Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day he executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to the Company and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to the Chairman of the Board of Directors of the Company, or his/her designee, or mailed to the Company, 416 South Bell Avenue, Ames, Iowa 50010 and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the State of Iowa, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4. General Release of Claims. The Releasing Party knowingly and voluntarily releases and forever discharges the Business Parties from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known or unknown, against the Business Parties, that the Releasing Party has, has ever had or may have as of the date of execution of this Agreement and General Release, including, without limitation, any alleged violation of:

•	the National Labor Relations Act, as amended;

•	the Civil Rights Act of 1866, as amended, Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991, as amended;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	the Employee Retirement Income Security Act of 1974, as amended;

•	the Immigration Reform and Control Act, as amended;

•	the Americans with Disabilities Act of 1990, as amended;

•	the Age Discrimination in Employment Act of 1967, as amended;

•	the Older Workers Benefit Protection Act of 1990;

•	the Worker Adjustment and Retraining Notification Act, as amended;

•	the Occupational Safety and Health Act, as amended;

•	the Family and Medical Leave Act of 1993;

•	the Iowa Civil Rights Act of 1965 (Iowa Code Chapter 216), as amended;

•	the Iowa Wage Payment Collection Law (Iowa Code Chapter 91A), as amended;

•

the laws of the State of Iowa concerning wages, employment and discharge or any other law, rule, regulation or ordinance pertaining to employment, terms and conditions of employment, or termination of employment;

•	any other federal, state or local civil or human rights laws or any other local, state or federal law, regulation or ordinance;

•	any public policy, contract, tort, or common law; or

•	any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

No reference to the aforementioned causes of action or claims is intended to limit the scope of this Agreement and General Release. Notwithstanding the above, the sole matters to which the Agreement and General Release do not apply are: (i) the Executive’s rights of indemnification and directors and officers liability insurance coverage pursuant to Section 11(o) of the Employment Agreement or otherwise; (ii) any rights or claims to contribution the Executive may have in the event of the entry of judgment against him as a result of any act or failure to act for which both he and the Company (or its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates or assigns) are jointly responsible; (iii) the Executive’s claims for accrued vested benefits under any employee benefit plan, policy or arrangement maintained by the Business Parties or under COBRA (including without limitation the vested RSUs and SARs, as defined in the Employment Agreement); (iv) the Executive’s rights under the provisions of the Employment Agreement which are intended to survive termination of employment; (v) the Executive’s rights as a stockholder; or (vi) any claims, causes of action, demands, fees and liabilities arising after the execution of this Agreement and General Release.

5. No Future Grievances. The Releasing Party waives his right to file any charges, complaints, grievances, lawsuits or related documents against the Business Parties arising out of the Executive’s employment with or separation from the Company before any federal, state or local court or any state or local administrative agency, except with respect to any matter as to which this Agreement and General Release does not apply pursuant to Section 4 hereof and except where such waivers are prohibited by law. This Agreement and General Release, however, does not prevent Executive from filing a charge with the Equal Employment Opportunity Commission, any other federal government agency, and/or any government agency concerning claims of discrimination, although Executive waives his right to recovery of any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of Executive under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law.

6. Affirmations. The Executive affirms he has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against the Business Parties in any forum or form. Executive also affirms he has no known workplace injuries.

7. Return of Property. The Executive represents that he has returned to the Company all property belonging to the Company, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards in accordance with the terms of the Employment Agreement.

8. Governing Law and Interpretation. This Agreement and General Release shall be governed by and construed in accordance with the laws of the State of Iowa, without reference to principles of conflict of laws. The Company and the Executive agree to the resolution by binding arbitration of all claims, demands, causes of action, disputes, controversies or other matters in question arising out of or related to this Agreement and General Release in accordance with and subject to the provisions of Section 11(i) of the Employment Agreement; except that this agreement to arbitrate shall not limit the right of the Business Parties or Releasing Party to seek provisional equitable relief, including injunctive relief and specific performance, in a court of competent jurisdiction to prevent or cure a breach of this Agreement and General Release.

9. Severability. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

10. Nonadmission of Wrongdoing. The Executive agrees neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind.

11. Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

12. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement shall survive and continue in full force and effect. Executive acknowledges he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement and General Release.

THE EXECUTIVE HAS BEEN ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

THE EXECUTIVE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE EMPLOYMENT AGREEMENT, THE EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST THE BUSINESS PARTIES.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below.

RENEWABLE ENERGY GROUP, INC.

By:
Daniel J. Oh	Name:
Title:

Date:	Date:

A-24